EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Bauer
Investor Relations
(678) 473-2647
jim.bauer@arrisi.com
ARRIS ANNOUNCES PRELIMINARY AND UNAUDITED
FOURTH QUARTER AND FULL YEAR 2006 RESULTS
Suwanee, Ga. (February 15, 2007) ARRIS Group, Inc. (NASDAQ:ARRS), a global communications technology leader in the development of advanced cable telephony and next generation high-speed data solutions across the broadband local access network, today announced preliminary and unaudited financial results for the fourth quarter and full year 2006.
Financial Highlights:
•	Revenues were $234.6 million for the fourth quarter 2006, up 29.4% as compared to $181.3 million in the fourth quarter 2005 and up 2.6% as compared to $228.6 million in the third quarter 2006.

•	Full year 2006 revenues were $891.6 million, up $211.2 million or 31.0% over 2005 revenues of $680.4 million.

•	Net income in the fourth quarter 2006 was $70.3 million or $0.64 per diluted share and compares to net income of $22.0 million or $0.20 per diluted share in the fourth quarter 2005 and to net income of $26.6 million or $0.24 per diluted share in the third quarter 2006. Net income for the full year 2006 was $142.3 million or $1.30 per diluted share, as compared to $51.5 million or $0.52 per diluted share in 2005. The fourth quarter and full year net income reflects certain income tax benefits, in particular a reduction in valuation allowances related to deferred tax assets, as discussed below. Excluding the items detailed below, net income per diluted share was $0.32 and $1.04 for the fourth quarter and full year respectively (a non-GAAP measure).

•	Gross margins were 29.3% in the fourth quarter 2006 as compared to 31.9% in the fourth quarter 2005 and 27.6% in the third quarter 2006 and reflects the expected sequential improvement in gross margin percentages for the Supplies & CPE product line. Gross margins for the full year 2006 were 28.3% as compared to 28.0% in 2005.

•	Cash, cash equivalents, and short-term investments at the end of the fourth quarter 2006 were $549.2 million, up significantly from $129.5 million at the end of the fourth quarter 2005 and $210.0 million at the end of the third quarter 2006, and includes approximately $276.0 million raised in a 2% Convertible Notes offering completed in November 2006. Cash generated from operating activities was $65.0 million in the fourth quarter 2006 and was $144.2 million for the full year 2006.
•	Book-to-bill ratio was 0.87 in the fourth quarter as compared to 0.88 in the third quarter 2006 and 0.97 in the fourth quarter 2005.
Financial details:
Revenues for the fourth quarter 2006 were $234.6 million. Revenues grew by $53.3 million or 29.4%, and by $6.0 million or 2.6%, as compared to the fourth quarter 2005 and the third quarter 2006, respectively. For the full year 2006, revenues were $891.6 million, up $211.2 million or approximately 31.0% as compared to full year 2005 revenues. The revenue growth was a result of continuing demand for the Company’s Voice over IP (VoIP) and high speed data products as cable operators aggressively sign up customers for the “triple-play” offerings of voice, data and video services.
Net income in the fourth quarter 2006 was $70.3 million, or $0.64 per diluted share, as compared to the fourth quarter 2005 net income of $22.0 million, or $0.20 per diluted share, and as compared to the third quarter 2006 net income of $26.6 million, or $0.24 per diluted share. Net income for the full year 2006 was $142.3 million, or $1.30 per diluted share, and compares to $51.5 million or $0.52 per diluted share in 2005. Excluding amortization of intangibles, equity compensation expense, restructuring accrual adjustments, and certain tax benefits, net income was $0.32 and $1.04 per diluted share in the fourth quarter and full year 2006, respectively. The tax benefits realized were associated with: 1) adjustments to deferred tax asset valuation allowances based upon the current judgment that the tax benefits will be realized by the Company, and 2) recognition of research and development tax credits. A reconciliation of GAAP to non-GAAP earnings per share is attached to this release and also can be found on the Company’s website (www.arrisi.com).
Broadband product revenues were $92.4 million in the fourth quarter 2006, down compared to $92.9 million in the fourth quarter of 2005, reflecting the expected phase-out of CBR telephony product sales as customers migrate to VoIP, but up approximately 5.5% from the third quarter 2006 level of $87.6 million. Full year Broadband sales of $364.3 million are up 15.6% as compared to $315.1 million in 2005 reflecting strong CMTS revenue trends. CMTS revenues in 2006 continued to reach record sales levels each quarter and have more than offset declining CBR telephony sales over the same period. Demand for CMTS products continues to be driven by the Multi System Operators’ (MSOs) aggressive deployment programs to meet their subscribers’ demands for increasingly higher data rates to support new data and video transport applications. Supplies & CPE product revenues were $142.2 million in the fourth quarter, up 60.9% as compared to $88.4 million in the fourth quarter 2005 and up 0.9% as compared to $141.0 million in the third quarter of 2006. Full year 2006 Supplies & CPE sales of $527.3 million are up 44.4% as compared to $365.3 million for full year 2005. International sales were $59.9 million in the fourth quarter and compare to $52.3 million in the fourth quarter 2005 and $54.4 million in the third quarter 2006. Backlog at the end of the fourth quarter was $92.7 million compared to $122.0 million at the end of the third quarter 2006. Bookings in the fourth quarter 2006 were $205.2 million as compared to $201.4 million in the third quarter 2006. The book-to-bill ratio in the fourth quarter was approximately 0.87 as compared to 0.97 in the fourth quarter 2005 and 0.88 in the third quarter 2006.
Gross margins were 29.3% in the fourth quarter, up 170 basis points as compared to third quarter 2006 margins of 27.6%. The increase was primarily due to the migration of EMTA sales to the new reduced-cost 500-series. Gross margins of Broadband products were 46.2% in both the third and fourth quarters of 2006. Gross margins of the Supplies & CPE products were up 220 basis points to 18.3% in the fourth quarter 2006 as compared to 16.1% in the third quarter 2006 reflecting an increased percentage of higher margin 500-series EMTAs and ongoing cost reductions. Operating expenses were $40.2 million in the fourth quarter 2006, which included equity compensation expense of approximately $2.2 million and $1.9 million of adjustments to increase restructuring reserves related to real estate leases.. Operating expenses in the third quarter 2006 were $37.7 million, which included equity compensation expense of $2.3 million. Operating expenses were $156.1 million for the full year 2006 as compared to $137.0 million for 2005. Research and development costs included in operating expenses were $15.6 million in the fourth quarter 2006 and compare to $16.1 million in the third quarter of 2006. Research and development costs for the full year 2006 were $66.0 million as compared to $60.1 million in 2005.
The Company ended the fourth quarter with $549.2 million of cash, cash equivalents, and short-term investments, up from the third quarter level of $210.0 million and up from the fourth quarter 2005 level of $129.5 million. Approximately $65.0 million and $144.2 million of cash were generated from operating activities in the fourth quarter and full year 2006, respectively. Additionally, as described earlier, the Company raised approximately $276.0 million in a 2% Convertible Notes offering completed in November 2006. Inventory and turns for the fourth quarter were $94.2 million and 6.8 on an annualized basis, respectively, as compared to $101.1 million and 6.9 on an annualized basis, respectively for the third quarter 2006. Accounts receivable ended the fourth quarter at $115.3 million with DSOs of 46 as compared to $120.7 million and DSOs of 45 at the end of the third quarter 2006.
“The year 2006 was truly an outstanding year for ARRIS,” said Bob Stanzione, ARRIS Chairman & CEO. “We executed well on all fronts. We maintained our technology leadership in voice over IP and high speed data, we expanded our market penetration, we strengthened our cash position to enable strategic acquisitions and we delivered on our promises to our customers by bringing new innovative, revenue-generating products to the market with a pipeline of new products to meet their future needs. Our results clearly indicate that our strategy for growth is working and I am confident that our technical and operational excellence positions us well for a very bright future.”
Stanzione continued, “On January 15, 2007, we announced our intent to acquire TANDBERG Television for approximately $1.2 billion via a tender offer thereby fulfilling our long term strategic goal of expanding our product offerings and the addressable markets we serve. The tender offer was launched this morning and the transaction is expected to close during the second quarter of 2007. We could not be more pleased with the people, products, expertise and market positions this combination brings. This is truly a case of one plus one equals three for our customers, our employees and our stockholders, both old and new.”
“Our strong results for the fourth quarter 2006 reflect the continuing momentum of both our business and the overall industry,” said David Potts, ARRIS EVP & CFO. “ARRIS products are exceptionally well positioned to meet the needs for the delivery of voice, data and video. The success of our strategy and products is borne out by our outstanding results for the year. Looking forward, we now project that our revenues for the first quarter 2007 will be in the range of $230 to $240 million with net income per diluted share, on a U.S. GAAP basis, in the range of $0.15 to $0.18 including amortization of intangibles and equity compensation expense of $0.01. Our first quarter guidance excludes the impacts of certain items that we may incur related to the TANDBERG Television tender offer which we announced last month. It is also important to note that our guidance assumes a tax rate of approximately 37.5%.”
ARRIS management will conduct a conference call at 5:00pm EST, today, Thursday, February 15, 2007, to discuss these results in detail. You may participate in this conference call by dialing 866-700-6979 or 617-213-8836 for international calls prior to the start of the call and providing the ARRIS Group, Inc. name, conference passcode 11947847 and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the 5:00pm EST conference call. A replay of the conference call can be accessed approximately two hours after the call through Thursday, February 22, 2007 by dialing 888-286-8010 or 617-801-6888 for international calls and using the passcode 63741735. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.
ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS’ complete solutions enhance the reliability and value of converged services from the network to the subscriber.

Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS’ products and services can be found at www.arrisi.com.
Forward-looking statements:
Statements made in this press release, including those related to:
•	first quarter 2007 revenues and net income;

•	income tax expense impacts;

•	impacts related to the TANDBERG Television acquisition;

•	expected sales levels and acceptance of certain ARRIS products;

•	the general market outlook; and

•	the outlook for industry trends
are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the first quarter of 2007 as well as the general outlook for 2007 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•	the TANDBERG Television tender offer may not be successful or its impact may be less favorable than management has estimated.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2006. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

ARRIS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$461,618	$179,971	$167,174	$129,559	$75,286
Short-term investments	87,575	30,000	30,000	36,250	54,250

Total cash, cash equivalents and short-term investments	549,193	209,971	197,174	165,809	129,536

Restricted cash	3,124	6,126	6,112	6,092	6,073
Accounts receivable, net	115,304	120,740	104,143	91,360	83,540
Other receivables	2,556	5,621	4,621	4,138	286
Inventories, net	94,226	101,062	91,764	99,673	113,909
Prepaids	3,547	3,751	2,959	4,094	10,945
Current deferred income tax assets	29,285	—	—	—	—
Other current assets	3,717	2,435	4,119	3,251	4,331

Total current assets	800,952	449,706	410,892	374,417	348,620

Property, plant and equipment, net	28,287	25,338	24,423	24,327	25,557
Goodwill	150,569	150,569	150,569	150,569	150,569
Intangibles, net	288	345	483	702	920
Investments	3,520	3,438	3,410	3,358	3,321
Noncurrent deferred income tax assets	20,874	—	—	—	—
Other assets	9,067	641	408	388	416

	$1,013,557	$630,037	$590,185	$553,761	$529,403

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$60,853	$44,440	$40,241	$41,478	$35,920
Accrued compensation, benefits and related taxes	23,269	19,630	14,648	9,503	20,424
Accrued warranty	8,234	8,582	8,296	8,020	8,479
Other accrued liabilities	32,098	28,371	27,012	22,151	20,633

Total current liabilities	124,454	101,023	90,197	81,152	85,456
Long-term debt	276,000	—	—	—	—
Accrued pension	12,061	11,947	13,266	12,943	12,636
Other long-term liabilities	5,621	5,589	5,644	5,618	5,594

	418,136	118,559	109,107	99,713	103,686

Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,089	1,086	1,083	1,081	1,069
Capital in excess of par value	761,500	747,721	744,556	740,954	732,405
Unrealized gain on marketable securities	1,297	1,219	1,165	1,114	1,077
Unfunded pension losses	(4,462)	(4,618)	(4,618)	(4,618)	(4,618)
Accumulated deficit	(163,268)	(233,519)	(260,081)	(284,831)	(305,555)
Unrealized gain on derivatives	(551)	(227)	(843)	532	1,523
Cumulative translation adjustments	(184)	(184)	(184)	(184)	(184)

Total stockholders’ equity	595,421	511,478	481,078	454,048	425,717

	$1,013,557	$630,037	$590,185	$553,761	$529,403

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Net sales	$234,571	$181,335	$891,551	$680,417
Cost of sales	165,919	123,473	639,473	489,703

Gross profit	68,652	57,862	252,078	190,714
Gross profit %	29.3%	31.9%	28.3%	28.0%

Operating expenses:
Selling, general, and administrative expenses	22,680	20,505	87,203	74,308
Research and development expenses	15,580	15,044	66,040	60,135
Restructuring and impairment charges	1,863	901	2,210	1,331
Amortization of intangibles	57	219	632	1,212

	40,180	36,669	156,085	136,986

Operating income	28,472	21,193	95,993	53,728

Other expense (income):
Interest expense	926	68	976	2,101
Loss on debt retirement	—	—	—	2,372
Loss on investments and notes receivable	—	131	29	146
Gain on foreign currency	(417)	(210)	(1,360)	(65)
Interest income	(4,817)	(1,001)	(11,174)	(3,100)
Other (income) expense, net	(1)	120	268	486

Income from continuing operations before income taxes	32,781	22,085	107,254	51,788
Income tax expense (benefit)	(37,374)	271	(34,812)	513

Net income from continuing operations	70,155	21,814	142,066	51,275
Income from discontinued operations	97	152	221	208

Net income	$70,252	$21,966	$142,287	$51,483

Net income per common share — basic:
Income from continuing operations	$0.65	$0.21	$1.32	$0.53
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$0.65	$0.21	$1.33	$0.53

Net income per common share — diluted:
Income from continuing operations	$0.64	$0.20	$1.30	$0.52
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$0.64	$0.20	$1.30	$0.52

Weighted average common shares:
Basic	108,045	105,511	107,268	96,581

Diluted	109,739	107,223	109,490	98,264

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Operating Activities:
Net income	$70,252	$21,966	$142,287	$51,483
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,552	2,588	9,787	10,529
Amortization of intangibles	57	219	632	1,212
Equity compensation expense	2,355	2,574	9,423	6,915
Deferred income tax provision	(50,159)	—	(50,159)	—
Excess tax benefits from stock-based compensation plans	(8,907)	—	(9,445)	—
Amortization of deferred finance fees	139	—	139	305
Provision for doubtful accounts	74	(83)	(174)	(438)
Gain related to previously written off receivables	—	—	(1,573)	—
Loss (gain) on disposal of fixed assets	(59)	71	(61)	202
Loss on investments and notes receivable	—	131	32	206
Loss on debt retirement	—	—	—	2,372
Impairment of long-lived assets	—	—	—	291
Income from discontinued operations	(97)	(152)	(221)	(208)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	5,362	12,334	(32,153)	(27,191)
Other receivables	3,065	601	(2,270)	134
Inventory	6,836	(23,787)	19,683	(20,963)
Accounts payable and accrued liabilities	32,591	13,148	50,200	7,107
Prepaids and other, net	952	4,952	8,114	(5,290)

Net cash provided by operating activities	65,013	34,562	144,241	26,666

Investing Activities:
Purchases of property, plant, and equipment	(5,648)	(2,062)	(12,728)	(9,617)
Cash proceeds from sale of property, plant, and equipment	190	2	212	42
Cash paid for acquisition, net of cash acquired	—	—	—	(89)
Purchases of short term investments	(77,575)	(8,000)	(129,475)	(59,250)
Disposals of short term investments	20,000	—	96,150	83,032
Other	—	—	—	(259)

Net cash provided by (used in) investing activities	(63,033)	(10,060)	(45,841)	13,859

Financing Activities:
Proceeds from issuance of debt	276,000	—	276,000	—
Deferred financing costs paid	(7,760)	—	(7,760)	—
Excess tax benefits from stock-based compensation plans	8,907	—	9,445	—
Repurchase of shares to satisfy employee tax withholdings	—	—	(2,019)	(1,208)
Proceeds from issuance of common stock and other	2,520	2,590	12,266	10,897

Net cash provided by financing activities	279,667	2,590	287,932	9,689

Net increase in cash and cash equivalents	281,647	27,092	386,332	50,214
Cash and cash equivalents at beginning of period	179,971	48,194	75,286	25,072

Cash and cash equivalents at end of period	$461,618	$75,286	$461,618	$75,286

ARRIS GROUP, INC.
SUPPLEMENTAL EARNINGS RECONCILIATION
(in thousands, except per share data)
(unaudited)

	Q1 2006		Q2 2006		Q3 2006		Q4 2006		YTD 2006
		Per Diluted		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share

Net income	$20,723	$0.19	$24,750	$0.23	$26,562	$0.24	$70,252	$0.64	$142,287	$1.30

Highlighted items:
Impacting gross margin:
Equity compensation	108	—	112	—	144	—	142	—	506	—
Impacting operating expenses:
Gain related to previously written off receivables	(475)	—	(1,098)	(0.01)	—	—	—	—	(1,573)	(0.01)
Restructuring charges — adjustments to existing accruals	328	—	15	—	4	—	1,863	0.02	2,210	0.02
Amortization of intangibles	218	—	219	—	138	—	57	—	632	0.01
Equity compensation	2,140	0.02	2,281	0.02	2,283	0.02	2,213	0.02	8,917	0.08

Impacting discontinued operations:
Restructuring charges — adjustments to existing accruals	(21)	—	(88)	—	(15)	—	(97)	—	(221)	—

Impacting net income (loss) from continuing operations
Adjustments of income tax valuation allowances and research and development credits	—	—	—	—	—	—	(38,791)	(0.35)	(38,791)	(0.35)

Total highlighted items	2,298	0.02	1,441	0.01	2,554	0.02	(34,613)	(0.32)	(28,320)	(0.26)

Net income excluding highlighted items	$23,021	$0.21	$26,191	$0.24	$29,116	$0.27	$35,639	$0.32	$113,967	$1.04

Weighted average common shares — diluted		109,345		109,670		109,090		109,739		109,490

ARRIS believes that presenting net income (loss) and related per share amounts adjusted for the items detailed above provides meaningful information that will allow investors to more easily understand ARRIS’ financial performance and compare its period-to-period results. With respect to stock compensation expense, ARRIS adopted SFAS 123R effective July 1, 2005, as a result of which ARRIS will record non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, this non-cash compensation expense may vary significantly. In prior periods, ARRIS highlighted significant losses related to bad debt expense associated with Adelphia and Cabovisao. ARRIS recognized gains in the first half of 2006 associated with these previously written off receivables. With respect to amortization of intangibles, the intangibles being amortized relate to our most recent acquisitions and will not recur. Similarly, the restructuring charge adjustments reflect items that, although they or similar items might recur, are of a nature and magnitude that identifying them separately provides investors with a greater ability to project ARRIS’ future performance. Lastly, during the fourth quarter of 2006, ARRIS reduced a large portion of the valuation allowances related to deferred income tax assets, based on the current judgment that the benefits will be realized, and recorded a tax benefit related to research and development credits for the period from 2001-2006. In assessing operating performance and preparing budgets and forecasts, ARRIS’ management considers performance after making these adjustments and believes that providing investors with the same information provides greater transparency and insight into management’s analysis. ARRIS expects to continue providing similar information in the future with schedules reconciling the differences between GAAP and non-GAAP financial measures.